As filed with the Securities and Exchange Commission on October 5, 2020

Registration No. 333-244369

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT ON FORM S-8

TO REGISTRATION STATEMENT ON FORM S-4

UNDER

THE SECURITIES ACT OF 1933

CHEVRON CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

94-0890210

(I.R.S. employer identification number)

CHEVRON CORPORATION 6001 Bollinger Canyon Road, San Ramon, California (925) 842-1000	94583-2324
(Address of principal executive offices)	(Zip code)

Noble Energy, Inc. 2017 Long-Term Incentive Plan

Noble Energy, Inc. 1992 Stock Option and Restricted Stock Plan

(Full title of the plans)

Mary A. Francis

Corporate Secretary and Chief Governance Officer

Chevron Corporation

6001 Bollinger Canyon Road, San Ramon, CA 94583

(Name and address of agent for service)

(925) 842-1000

(Telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Scott A. Barshay

Steven J. Williams

Kyle T. Seifried

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

(212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock, par value $0.75 per share	1,383,436(3)	$73.96	$102,318,926.56	$0

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional shares of the registrant’s common stock, par value $0.75 per share (“Chevron common stock”) that become issuable by reason of any stock split, stock dividend, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of Chevron common stock.

(2)

All filing fees payable in connection with the registration of these securities were already paid in connection with the filing of the registrant’s original registration statement on Form S-4 (File No. 333-244369) filed with the Securities and Exchange Commission (the “Commission”) on August 11, 2020, as amended by the pre-effective Amendment No. 1 thereto filed with the Commission on August 24, 2020, to which this Registration Statement is Post-Effective Amendment No. 1. Accordingly, no additional filing fee is required. See “Explanatory Note.”

(3)

Represents 1,383,436 shares of Chevron common stock issuable pursuant to the Noble Energy, Inc. 2017 Long-Term Incentive Plan (the “Assumed 2017 Noble Energy Plan”) and the Noble Energy, Inc. 1992 Stock Option and Restricted Stock Plan (the “Assumed 1992 Noble Energy Plan”, and together with the Assumed 2017 Noble Energy Plan, the “Assumed Plans”).

EXPLANATORY NOTE

Chevron Corporation (“we”, “Chevron” or the “Company”) hereby amends its original registration statement on Form S-4 (File No. 333-244369) filed with the Commission on August 11, 2020, as amended by the pre-effective Amendment No. 1 thereto filed with the Commission on August 24, 2020 (the “Form S-4”), which the Commission declared effective at 3:00 p.m. Eastern Time on August 26, 2020, by filing this Post-Effective Amendment No. 1 on Form S-8 (this “Post-Effective Amendment” and together with the Form S-4, this “Registration Statement”).

The Company filed the Form S-4 in connection with the merger contemplated by the Agreement and Plan of Merger, dated as of July 20, 2020 (the “Merger Agreement”) by and among the Company, Chelsea Merger Sub Inc., a direct, wholly-owned subsidiary of the Company (“Merger Sub”), and Noble Energy, Inc. (“Noble Energy”), pursuant to which, effective as of October 5, 2020, Merger Sub merged with and into Noble Energy (the “Merger”), and Noble Energy continued as the surviving corporation and a direct, wholly-owned subsidiary of the Company.

As a result of the Merger, each issued and outstanding share of Noble Energy common stock, par value $0.01 per share, was converted automatically into 0.1191 shares of Chevron common stock (the “Exchange Ratio”).

Pursuant to the terms of the Merger Agreement, certain outstanding Noble Energy stock options, restricted stock unit awards and restricted stock awards were converted into a corresponding award with respect to Chevron common stock. In addition, certain Noble Energy performance share unit awards were converted into restricted stock unit awards with respect to a fixed number of shares of Chevron common stock based on assumed performance at target. In each case, the number of shares underlying the award was adjusted based on the Exchange Ratio.

The Company hereby amends the Form S-4 by filing this Post-Effective Amendment relating to 1,383,436 shares of Chevron common stock issuable pursuant to the Assumed Plans. All such shares were previously registered on the Form S-4 but will be subject to issuance pursuant to this Post-Effective Amendment.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information required by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with Rule 428 under the Securities Act and the introductory note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Company with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

•	the Company’s Annual Report on Form 10-K for the year ended December 31, 2019;

•	the Company’s definitive proxy statement on Schedule 14A for the 2020 annual meeting of shareholders;

•	the Company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020;

•

the Company’s Current Reports on Form 8-K filed on January 3, 2020, February  3, 2020, March  24, 2020, May  12, 2020, May  29, 2020, July  20, 2020, August  13, 2020, September  9, 2020, September  24, 2020 and October 2, 2020 (other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act); and

•

the description of the Chevron common stock contained in Chevron’s certificate of incorporation, dated May  30, 2008, filed as Exhibit 3.1 to Chevron’s Quarterly Report on Form 10-Q filed with the SEC on August 7, 2008 (which updates and supersedes the description in Chevron’s registration statements filed under Section 12 of the Exchange Act), including any amendment or report filed with the SEC for the purpose of updating this description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The legality of the securities offered pursuant to this Registration Statement has been passed on by Paul, Weiss, Rifkind, Wharton & Garrison LLP.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) permits the indemnification of any person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement (other than judgments, fines and amounts paid in settlement in an action or suit by or in the right of the corporation to procure a judgment in its favor)

actually and reasonably incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his or her being or having been a director, officer, employee or agent of the corporation, or serving or having served, at the request of the corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

Both Article VIII of Chevron’s certificate of incorporation and Article VIII of Chevron’s By-Laws provide for indemnification of its directors, officers, employees and other agents and any person serving or having served, at the request of the corporation, as a director, officer, manager, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other organization or enterprise, to the fullest extent permitted by law.

As permitted by section 102 of the DGCL, Chevron’s certificate of incorporation eliminates the liability of a Chevron director for monetary damages to Chevron and its stockholders for any breach of the director’s fiduciary duty, except for liability under section 174 of the DGCL or liability for any breach of the director’s duty of loyalty to Chevron or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or for any transaction from which the director derived an improper personal benefit.

The directors and officers of Chevron are covered by policies of insurance under which they are insured, within limits and subject to limitations, against certain expenses not indemnifiable by Chevron in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, in which they are parties by reason of being or having been directors or officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Restated Certificate of Incorporation of Chevron Corporation, dated May 30, 2008, filed as Exhibit 3.1 to Chevron Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, and incorporated herein by reference.

4.2	By-laws of Chevron Corporation, as amended September 30, 2020, filed as Exhibit 3.1 to Chevron Corporation’s Current Report on Form 8-K filed October 2, 2020, and incorporated herein by reference.

5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP regarding legality of Chevron common stock being registered.

23.1*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (contained in Exhibit 5.1).

23.2*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of Chevron Corporation.

23.3*	Consent of PricewaterhouseCoopers LLP for Tengizchevroil LLP.

24.1	Powers of Attorney for directors of Chevron Corporation, authorizing, among other things, the signing of registration statements on their behalf (previously filed).

99.1	Noble Energy, Inc. 2017 Long-Term Incentive Plan (amended and restated effective April 23, 2019), filed as Exhibit 10.1 to Noble Energy, Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 (File No. 001-07964) and incorporated herein by reference.

99.2	Amendment to Noble Energy, Inc. 2017 Long-Term Incentive Plan (amended effective December 30, 2019), filed as Exhibit 10.31 to Noble Energy, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (File No. 001-07964) and incorporated herein by reference.

99.3	Noble Energy, Inc. 1992 Stock Option and Restricted Stock Plan (amended and restated effective October 20, 2015), filed as Exhibit 10.2 to Noble Energy, Inc.’s Quarterly report on Form 10-Q for the quarter ended September 30, 2015 (File No. 001-07964) and incorporated herein by reference.

*	Filed herewith

Item 9. Undertakings.

(a)    The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement; provided

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment on Form S-8 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Ramon, State of California, on October 5, 2020.

CHEVRON CORPORATION

By:	/s/ Michael K. Wirth
Name:	Michael K. Wirth
Title:	Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment on Form S-8 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on this 5th day of October, 2020.

Principal Executive Officer (and Director)		Directors

/s/ Michael K. Wirth		*
Michael K. Wirth Chairman of the Board and Chief Executive Officer		Wanda M. Austin
*
Principal Financial Officer		John B. Frank

/s/ Pierre R. Breber		*
Pierre R. Breber Vice President and Chief Financial Officer		Alice P. Gast
Principal Accounting Officer		* Enrique Hernandez, Jr.

/s/ David Inchausti
David Inchausti Vice President and Controller		Jon M. Huntsman Jr. *
Charles W. Moorman IV

* Dambisa F. Moyo

* Debra Reed-Klages

* Ronald D. Sugar

*By	/s/ Mary A. Francis Mary A. Francis Attorney-In-Fact	* D. James Umpleby III